Exhibit 10.29

US LIQUIDS INC.
COMPENSATION PROPOSAL
William M. DeArman

Title	Chairman and Interim Chief Executive Officer; direct report to Board of Directors.

Base Salary	$240,000

Incentive Plan	Annual cash bonus targeted at 50% of base salary. Bonus formula to be determined annually by Company’s compensation committee and consistent with position and formula established for other executive officers.

Equity Awards	Option grant at current stock price for 300,000 shares. Vesting monthly over 3 years. Only 100,000 shares vested if employment is terminated prior to one year from date of employment. In the event employee’s position is made permanent then full vesting on sale, change of control, termination without cause, termination by employee for Good Reason (see severance agreement)

Employment Agreement	None.

Severance Agreement	Applicable the earlier of one year after date of employment as Interim CEO or time at which employee’s position is made permanent.

Severance Pay: one year for “Termination Without Cause” or termination by employee for “Good Reason”. Severance amount based on total cash compensation. Continuation of medical insurance during severance period.

Good Reason: Customary, but specifically including relocation, reduction in compensation, reduction in responsibilities, change of control of more than 30% (unless from raising new capital or restructuring), failure to have D&O insurance in force, wrongful acts by executive officers which are not cured (e.g. violations of Sarbanes Oxley, etc.)

Benefits	Insurance, retirement plan, and other benefits consistent with those of other executive officers.

Other	One outside public company board position is permissible